Report on Payments

to Governments

for the fiscal year ended December 31, 2023

Glossary

Glossary of certain terms used in this Report on Payments to Governments (the “Report”). The following terms are defined as follows:

ANP	The Agência Nacional de Petróleo, Gás Natural e Biocombustíveis (Brazilian National Petroleum, Natural Gas and Biofuels Agency)
IBAMA	The Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis (Brazilian Institute of the Environment and Renewable Natural Resources)
CSR	Community and social responsibility payments
ICMBio	The Instituto Chico Mendes de Conservação da Biodiversidade (Chico Mendes Institute for Biodiversity Conservation)
IDEMA	Instituto de Desenvolvimento Sustentável e Meio Ambiente do Rio Grande do Norte (Institute for the Sustainable Development and Environment of the state of Rio Grande do Norte)
IFRS	International Financial Reporting Standards
IPAAM	Instituto de Proteção Ambiental do Amazonas (Institute for the Environmental Protection of the state of Amazonas)
PPSA	Pré-Sal Petróleo S.A., a Brazilian state-owned company which acts as a contract manager and represents the interests of the Brazilian Federal Government in the production-sharing contracts.
RFB	Receita Federal do Brasil (Brazilian Federal Tax Authority).
SEC	The United States Securities and Exchange Commission
SIMA-SP	Secretaria de Infraestrutura e Meio Ambiente de São Paulo (Department of Infrastructure and Environment of the state od São Paulo)
STN	Secretaria do Tesouro Nacional (Brazilian National Treasury)
YPFB	Yacimientos Petrolíferos Fiscales Bolivianos, a Bolivian state-owned company which acts as a contract manager and represents the interests of the Bolivian federal government in the production-sharing contracts.

2

Basis for Preparation - Report on Payments to Governments for the fiscal year ended December 31, 2023

This Report provides a consolidated overview of the payments to governments made by Petrobras and its subsidiaries (hereinafter referred to as “Petrobras” or “Company”) for the fiscal year ended December 31, 2023 as required under the U.S. SEC Regulation “Disclosure of Payments by Resource Extraction Issuers”.

Definitions

Reporting entities

This Report includes payments to governments made by Petrobras and entities under its control in accordance with the IFRS. Payments made by entities which are not under the control of Petrobras are not included in this Report.

Activities

Payments made by Petrobras to governments arising from activities involving the exploration, extraction, processing, and export of oil, natural gas, or the acquisition of a license for any such activity are disclosed in this Report.

Government

Government includes any national government, as well as any department, agency, or instrumentality of a national government, or a company at least majority owned by the national government. It also includes subnational governments, such as states (in Brazil) and departments (in Bolivia).

Projects

Payments are reported at project level except those payments that are not attributable to a specific project are reported at entity level. Project is defined using the following factors: (i) type of resource being commercially developed, (ii) method of extraction, and (iii) major subnational political jurisdiction where the commercial development of the resource is taking place. All of Petrobras’ projects refer to the commercial development of oil and natural gas, in the Exploration & Production ("E&P") segment, using the well extraction method.

Segments

This Report includes payments made by Petrobras’ E&P segment.

E&P: This segment covers the activities of exploration, development and production of crude oil, NGL and natural gas in Brazil and abroad, for the primary purpose of supplying Petrobras’ domestic refineries. The E&P segment also operates through partnerships with other companies, including holding interests in non-Brazilian companies in this segment.

Royalties

Royalties are payments made for the right to extract oil and gas, calculated as a percentage of revenue, less deductions provided for in the respective regulations.

In Brazil, Royalties are established in concession contracts at a rate ranging from 5% to 15% of the gross revenue based on the reference prices for crude oil or natural gas established by the Brazilian National Agency for Petroleum, Natural Gas and Biofuels (“ANP”) in its regulatory acts. When establishing the royalties’ rates, ANP also considers the geological risks and expected productivity levels for each concession. Most of the Company’s crude oil production currently pays the maximum royalty rate.

Payments under this type also includes Special participations, which range from 0% to 40% of the net revenue from the production of fields presenting high production volumes or profitability, according to the criteria established in the applicable legislation. The calculation takes into account the gross revenue from each production field, based on the reference prices for crude oil or natural gas established by Decree No. 2,705/1998 and the ANP regulatory acts, deducted from the royalties paid, exploratory investments, operational expenditures, and applicable depreciation and taxes adjustments. In 2023, payments of this government share were made in 12 of our fields: Barracuda, Jubarte, Marlim Leste, Marlim Sul, Roncador and Tartaruga Verde (Campos basin - offshore); Berbigão, Sapinhoá, Sururu and Tupi (Santos basin - offshore); Leste do Urucu and Rio Urucu (Solimões basin - onshore).

Bonuses

Bonuses disclosed correspond to the signature bonus, amounts paid by the winning bidder upon signing an exploration and production contract, which can be predefined or offered, subject to the minimum values published in the bidding notices.

3

Fees

Fees are payments made for the retention or occupation of contracted areas for exploration and production of oil and natural gas, whose rate established by the ANP in the respective bidding notices, based on the size, location, and geological characteristics of the concession block.

It also includes payments for the acquisition and maintenance of an environmental license to operate in an area where extractive activities are carried out.

Production entitlements

These are the host government’s share of production under the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, 29 (VII). The percentage of production to be shared with the Brazilian Federal Government is defined in production sharing contracts, in which the state-owned company PPSA represents the interests of the Brazilian Federal Government, as a non-operating partner who manages these contracts.

The production entitlements are presented at fair market value, which is calculated based on volume entitled to the Brazilian Federal Government, valued at the average Brent price for the year, as historical costs are not reasonably available or determinable by project.

Taxes

Payments of taxes in Brazil include taxes on the exports of crude oil from March 1 to June 28, 2023, when the Brazilian Federal Government established a temporary 9.2% rate on these exports.

The Company does not pay for taxes levied on corporate profits, corporate income, and production specifically when engaging in the commercial development of oil and natural gas. The Company’s payments for corporate income taxes are based on taxable profit at the legal entity level within a given jurisdiction, which includes income earned from business activities beyond those generated by resource extraction activities.

Dividends

The Company does not pay any dividends in lieu of production entitlements or royalties. These payments are made to the Brazilian Federal Government as a common or ordinary shareholder of Petrobras under the same terms as other shareholders. Thus, these payments are not under the scope of this Report.

Payments for infrastructure improvements

These are payments which relate to the construction of infrastructure (road, bridge, or rail) not substantially dedicated for the use of extractive activities and, therefore, are not accounted for as property, plant and equipment. For 2023, there was no payment made to governments relating to infrastructure improvements.

Community and social responsibility payments

These are payments required by law or contract comprising, in general, payments to support the social or economic well-being of communities where the expenditures are made.

Partnerships

When the Company makes a payment directly to a government arising from a partnership, whenever Petrobras is the operator, the full amount paid is disclosed even where Petrobras as the operator is proportionally reimbursed by its non-operating venture partners.

Currencies used to make the payments and Exchange rate

Payments in Brasil are made in Reais and payments in Bolivia are made in Bolivianos. All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2023 (Brazilian Real/US Dollar 4.84 and Boliviano/US Dollar 6.82).

4

PETROBRAS (Expressed in thousands of US Dollars, unless otherwise indicated)

Project-level Disclosure

The table below sets forth the Company’s payments made to governments for the fiscal year ended December 31, 2023, by project and type of payment.

Project (1)				Production entitlement (2)			Community and social responsibility
Basin	Major subnational jurisdiction	Royalties	Bonuses		Taxes	Fees		Total
Brazil (3)		12,469,329	150,678	1,420,630	298,680	81,178	51,835	14,472,330
Offshore
Santos basin	Rio de Janeiro	9,623,159		1,354,006		9,904	29,151	11,016,220
Campos basin	Rio de Janeiro	1,365,129	109,748	697		30,417	17,583	1,523,573
Santos basin	São Paulo	641,718	40,930	65,927		3,376	4,552	756,504
Campos basin	Espírito Santo	663,505				2,538		666,043
Espírito Santo basin	Espírito Santo	5,849				3,209	549	9,607
Camamu basin	Bahia	2,005				889		2,895
Potiguar basin	Rio Grande do Norte	900				1,475		2,375
Sergipe basin	Sergipe					2,005		2,005
Jequitinhonha basin	Bahia					869		869
Pará-Maranhão basin	Pará					532		532
Ceará basin	Ceará					353		353
Barreirinhas basin	Maranhão					267		267
Foz do Amazonas basin	Amapá					131		131
Onshore
Solimões basin	Amazonas	109,208				587		109,795
Potiguar basin	Rio Grande do Norte	19,214				23,088		42,303
Recôncavo basin	Bahia	17,386				710		18,096
Espírito Santo basin	Espírito Santo	3,020				115		3,135
Sergipe basin	Sergipe	667				570		1,237
Paraná basin	Paraná					145		145
Entity level payment (4)
Petróleo Brasileiro S.A.		17,569			298,680			316,249
Bolivia (3)		−	1,394	−	−	−	−	1,394
Onshore
Bloque San Antonio	Tarija		467					467
XX Tarija Oeste	Tarija		311					311
Colpa Caranda	Santa Cruz		249					249
Bloque San Alberto	Tarija		218					218
San Telmo Norte	Santa Cruz		149					149
Total		12,469,329	152,072	1,420,630	298,680	81,178	51,835	14,473,724
(1) All the Petrobras' projects refer the commercial development of oil and natural gas, in the E&P segment, using the well extraction method.
(2) In-kind production entitlements are presented at fair market value, which is calculated based on the volume the Brazilian Federal Government is entitled to, valued at the average Brent oil price for the year, pursuant to the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, and 29(VII).
(3) The payments of Petrobras in Brazil are made in Reais (BRL), while in Bolivia in Bolivianos (BOL). All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2023 (Brazilian Real/US Dollar 4.84 and Boliviano/US Dollar 6.82).
(4) It is not attributable to projects individually. Taxes refer to the export tax levied on crude oil exports. Royalties refer to the agreement with ANP relating to the amount due by the shale industrialization unit SIX (divested in 2022). This agreement will be paid in installments until 2027.

5

PETROBRAS (Expressed in thousands of US Dollars, unless otherwise indicated)

Government-level Disclosure

The table below sets forth the Company’s payments made to governments for the fiscal year ended December 31, 2023, by government and type of payment.

	Royalties	Bonuses	Production entitlement (2)	Taxes	Fees	Community and social responsibility	Total
Brazil (1)	12,469,329	150,678	1,420,630	298,680	81,178	51,835	14,472,330
STN	12,469,329						12,469,329
PPSA (2)			1,420,630				1,420,630
RFB				298,680			298,680
ANP		150,678			58,957		209,635
ICMBio						49,833	49,833
IDEMA					21,493		21,493
SIMA - SP						2,003	2,003
Ibama					579		579
IPAAM					149		149
Bolivia (1)	−	1,394	−	−	−	−	1,394
YPFB		1,394					1,394
Total	12,469,329	152,072	1,420,630	298,680	81,178	51,835	14,473,724
(1) The payments of Petrobras in Brazil are made in Reais (BRL), while in Bolivia in Bolivianos (BOL). All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2023 (Brazilian Real/US Dollar 4.84 and Boliviano/US Dollar 6.82).
(2) In-kind production entitlements are presented at fair market value, which is calculated based on the volume the Brazilian Federal Government is entitled to, valued at the average Brent oil price for the year, pursuant to the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, and 29(VII).

6

PETROBRAS (Expressed in thousands of US Dollars, unless otherwise indicated)

Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended December 31, 2023.

	Project (1)
Country	Basin	Major subnational jurisdiction	Onshore/ Offshore	Payment type	Payee (2)	Amount (3)
Brazil	Santos basin	Rio de Janeiro	Offshore	Royalties	STN	9,623,159
Brazil	Campos basin	Rio de Janeiro	Offshore	Royalties	STN	1,365,129
Brazil	Santos basin	Rio de Janeiro	Offshore	Production entitlement	PPSA	1,354,006
Brazil	Campos basin	Espírito Santo	Offshore	Royalties	STN	663,505
Brazil	Santos basin	São Paulo	Offshore	Royalties	STN	641,718
Brazil	Entity level payment (4)	-		Taxes	RFB	298,680
Brazil	Campos basin	Rio de Janeiro	Offshore	Bonuses	ANP	109,748
Brazil	Solimões basin	Amazonas	Onshore	Royalties	STN	109,208
Brazil	Santos basin	São Paulo	Offshore	Production entitlement	PPSA	65,927
Brazil	Santos basin	São Paulo	Offshore	Bonuses	ANP	40,930
Brazil	Campos basin	Rio de Janeiro	Offshore	Fees	ANP	30,276
Brazil	Santos basin	Rio de Janeiro	Offshore	CSR	ICMBio	27,414
Brazil	Potiguar basin	Rio Grande do Norte	Onshore	Fees	IDEMA	21,493
Brazil	Potiguar basin	Rio Grande do Norte	Onshore	Royalties	STN	19,214
Brazil	Entity level payment (5)	-		Royalties	STN	17,569
Brazil	Recôncavo basin	Bahia	Onshore	Royalties	STN	17,386
Brazil	Campos basin	Rio de Janeiro	Offshore	CSR	ICMBio	17,317
Brazil	Santos basin	Rio de Janeiro	Offshore	Fees	ANP	9,714
Brazil	Espírito Santo basin	Espírito Santo	Offshore	Royalties	STN	5,849
Brazil	Santos basin	São Paulo	Offshore	CSR	ICMBio	4,552
Brazil	Santos basin	São Paulo	Offshore	Fees	ANP	3,376
Brazil	Espírito Santo basin	Espírito Santo	Offshore	Fees	ANP	3,160
Brazil	Espírito Santo basin	Espírito Santo	Onshore	Royalties	STN	3,020
Brazil	Campos basin	Espírito Santo	Offshore	Fees	ANP	2,538
Brazil	Camamu basin	Bahia	Offshore	Royalties	STN	2,005
Brazil	Sergipe basin	Sergipe	Offshore	Fees	ANP	1,989
Brazil	Santos basin	Rio de Janeiro	Offshore	CSR	SIMA - SP	1,737
Brazil	Potiguar basin	Rio Grande do Norte	Onshore	Fees	ANP	1,595
Brazil	Potiguar basin	Rio Grande do Norte	Offshore	Fees	ANP	1,397
Brazil	Potiguar basin	Rio Grande do Norte	Offshore	Royalties	STN	900
Brazil	Camamu basin	Bahia	Offshore	Fees	ANP	889
Brazil	Jequitinhonha basin	Bahia	Offshore	Fees	ANP	869
Brazil	Campos basin	Rio de Janeiro	Offshore	Production entitlement	PPSA	697
Brazil	Sergipe basin	Sergipe	Onshore	Royalties	STN	667
Brazil	Recôncavo basin	Bahia	Onshore	Fees	ANP	617
Brazil	Sergipe basin	Sergipe	Onshore	Fees	ANP	570
Brazil	Espírito Santo basin	Espírito Santo	Offshore	CSR	ICMBio	549
Brazil	Pará-Maranhão basin	Pará	Offshore	Fees	ANP	532
Brazil	Solimões basin	Amazonas	Onshore	Fees	ANP	434
Brazil	Ceará basin	Ceará	Offshore	Fees	ANP	353
Brazil	Barreirinhas basin	Maranhão	Offshore	Fees	ANP	267
Brazil	Campos basin	Rio de Janeiro	Offshore	CSR	SIMA - SP	266
Brazil	Santos basin	Rio de Janeiro	Offshore	Fees	IBAMA	190
Brazil	Solimões basin	Amazonas	Onshore	Fees	IPAAM	149
Brazil	Paraná basin	Paraná	Onshore	Fees	ANP	145
Brazil	Campos basin	Rio de Janeiro	Offshore	Fees	IBAMA	140
Brazil	Foz do Amazonas basin	Amapá	Offshore	Fees	ANP	131
Brazil	Espírito Santo basin	Espírito Santo	Onshore	Fees	ANP	105
Brazil	Recôncavo basin	Bahia	Onshore	Fees	IBAMA	93
Brazil	Potiguar basin	Rio Grande do Norte	Offshore	Fees	IBAMA	78
Brazil	Espírito Santo basin	Espírito Santo	Offshore	Fees	IBAMA	49
Brazil	Sergipe basin	Sergipe	Offshore	Fees	IBAMA	15
Brazil	Espírito Santo basin	Espírito Santo	Onshore	Fees	IBAMA	10
Brazil	Solimões basin	Amazonas	Onshore	Fees	IBAMA	4
Bolivia	Bloque San Antonio	Tarija	Onshore	Bonuses	YPFB	467
Bolivia	XX Tarija Oeste	Tarija	Onshore	Bonuses	YPFB	311
Bolivia	Colpa Caranda	Santa Cruz	Onshore	Bonuses	YPFB	249
Bolivia	Bloque San Alberto	Tarija	Onshore	Bonuses	YPFB	218
Bolivia	San Telmo Norte	Santa Cruz	Onshore	Bonuses	YPFB	149
Total						14,473,724
(1) All the Petrobras' projects refer to the commercial development of oil and natural gas, in the Exploration & Production (“E&P”) segment, using the well extraction method.
(2) In-kind production entitlements are presented at fair market value, which is calculated based on the volume the Brazilian Federal Government is entitled to, valued at the average Brent oil price for the year, pursuant to the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, and 29(VII).
(3) The payments of Petrobras in Brazil are made in Reais (BRL), while in Bolivia in Bolivianos (BOL). All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2023 (Brazilian Real/US Dollar 4.84 and Boliviano/US Dollar 6.82).
(4) It is not attributable to projects individually. It refers to the export tax levied on crude oil exports.
(5) It is not attributable to projects individually. It refers to the agreement with ANP relating to the amount due by the shale industrialization unit SIX (divested in 2022). This agreement will be paid in installments until 2027.

7